EXHIBIT 99.1

Investor Contacts:	Media:
Karen Breen	Julie Lucas
Dan Campbell	Public Relations
Investor Relations	303-397-8555
303-397-8592
303-397-8634

                    TELETECH PROVIDES UPDATE REGARDING ITS BOARD OF DIRECTORS

Denver, Colo., March 16, 2005 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a global provider of customer management and business process outsourcing (BPO) solutions, today announced that Dr. George H. Heilmeier, age 68 and a Director of the company since 1998, retired from the Company’ Board of Directors and will not stand for reelection at the Company’s 2005 Annual Meeting. Dr. Heilmeier’s decision to retire was based solely on personal reasons and not due to any disagreement with TeleTech or concerns relating to its operations, policies, or practices.

Dr. Heilmeier was formerly Chairman and Chief Executive Officer of Bellcore before retiring in 1997. Prior to Bellcore, he held various executive leadership positions at Texas Instruments.

“I am honored to have served on TeleTech’s Board of Directors since 1998, and enjoyed helping shape the Company into a global, preeminent provider of customer management and business process outsourcing services to the world’s leading brands,” said Dr. Heilmeier. “I have tremendous confidence in the Board of Directors and management team, and believe the Company is poised for renewed growth and profitability in a dynamic and increasingly global industry.”

“We are grateful for George’s valued contributions to the Board of Directors over the last seven years. His strong executive leadership background provided important insight as we grew the Company from $400 million in revenue with operations in 8 countries to over $1 billion in revenue and operating in 17 countries today,” said Kenneth Tuchman, chairman and chief executive officer. “We thank George for his dedication and wish him the very best in his future endeavors.”

                    ABOUT TELETECH

     TeleTech is a global business services company that provides a full range of front- to back-office solutions including customer management, BPO, database marketing, and outsourced services to measurably enhance clients’ core customer management processes. TeleTech’s ability to create innovative strategies, combined with its global technology platform and delivery infrastructure, helps clients increase revenue, lower costs, and retain their customers around the world. TeleTech’s products and services, standardized processes, and recognized capabilities to implement complex global projects make the Company a valued partner for clients that include Global 1000 businesses and governments. TeleTech partners with clients to offer 150 languages, through its more than 32,000 employees, in 17 countries. For additional information, visit www.TeleTech.com.

                    FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause TeleTech’s and its subsidiaries’ actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to the following: the ability for the Company to execute it’s growth plans, to increase profitability via the globalization of its North American best operating practices, to achieve its three-year financial goals and targeted cost reductions; the ability to successfully launch and generate revenue from new product introductions; the estimated revenue associated with new or renewed client agreements; the possibility of the Company’s Database Marketing and Consulting segment not returning to historic levels of profitability; the ability of the Company to fund its future growth initiatives; greater than anticipated competition in the customer care market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing significant client relationships, or early termination of a client agreement; the Company’s ability to close new business and fill excess capacity; consumers’ concerns or adverse publicity regarding the products of the Company’s clients; higher than anticipated start-up costs or lead times associated with new ventures or business in new markets; execution risks associated with performance-based pricing metrics in certain client agreements; execution risks associated with achieving targeted annualized cost reductions; the Company’s ability to find cost effective locations, obtain favorable lease terms, and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather-related events; risks associated with attracting and retaining cost-effective labor at the Company’s customer management centers; the possibility of additional asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; economic or political changes affecting the countries in which the Company operates; changes in accounting policies and practices promulgated by standard setting bodies; and, new legislation or government regulation that impacts the customer care industry.

Please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended 2004, for a detailed discussion of factors discussed above and other important factors that may impact the Company’s business, results of operations, financial condition, and cash flows. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

###